UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 8, 2008
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Teledyne Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15295 (Commission File Number)	25-1843385 (I.R.S. Employer Identification No.)

1049 Camino Dos Rios Thousand Oaks, California (Address of principal executive offices)	91360 (Zip Code)
Registrant’s telephone number, including area code: (805) 373-4545
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 8, 2007, Teledyne Technologies Incorporated entered into a First Amendment to its Amended and Restated Credit Agreement dated as of July 14, 2006 by and among Teledyne, the lender parties thereto and Bank of America, N.A. as Administrative Agent. The amendment increases the borrowing capacity under the credit facility from $400 million to $590 million. Teledyne also has the ability to borrow up to an additional $100 million (increased from $80 million as a result of the First Amendment), subject to certain conditions. The following subsidiaries of Teledyne are also loan parties and guarantors under the agreement: Teledyne Brown Engineering, Inc., Teledyne Continental Motors, Inc., Teledyne Instruments, Inc., Teledyne Isco, Inc., Teledyne Scientific & Imaging, LLC and Teledyne Wireless, Inc.
The other material terms of the Amended and Restated Credit Agreement remain unchanged.
As of February 7, 2008, $280.7 million in aggregate principal amount was outstanding under the Amended and Restated Credit Agreement.
The foregoing description of the First Amendment to the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the First Amendment to the Amended Credit Agreement, which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On February 8, 2008, Teledyne and entered into the First Amendment to the Amended and Restated Credit Agreement, as described in Item 1.01.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.1
First Amendment to the Amended and Restated Credit Agreement, dated as of February 8, 2008, by and among Teledyne Technologies Incorporated, certain subsidiaries of Teledyne as Guarantors, the Lender parties thereto and Bank of America, N.A. as Administrative Agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ Dale A. Schnittjer
Dale A. Schnittjer
Senior Vice President and Chief Financial Officer

Dated February 11, 2008

EXHIBIT INDEX
Description

Exhibit 10.1
First Amendment to the Amended and Restated Credit Agreement, dated as of February 8, 2008, by and among Teledyne Technologies Incorporated, certain subsidiaries of Teledyne as Guarantors, the Lender parties thereto and Bank of America, N.A. as Administrative Agent.